EXHIBIT 10.19

                      AGREEMENT WITH DUBLIND PARTNERS, INC.

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February 12, 1999

Mr. Dan Richard
Cryo-Cell International, Inc.
3165 McMullen Booth Road, Building 5
Clearwater, FL 33761

Dear Dan:

      This will confirm the understanding and agreement among Dublind Securities Inc. ("DSI"), Dublind Partners Inc. ("DP") and Cryo-Cell International, Inc. (Cryo-Cell) as follows:

      1. Cryo-Cell hereby engages DSI on an exclusive basis to render financial advisory services concerning the placement of securities in an amount up to $7,000,000 (the Financing").The minimum dollar amount in a placement will be $3,500,000.

      2. Subject to the provisions of paragraphs 3 through 8, which shall survive any termination of this Agreement, the terms of DSI's engagement hereunder shall extend from the date hereof until July 1, 1999. However, if a minimum of $3,500,000 in financing is closed by DSI, then Cryo-Cell agrees to extend DSI's exclusive financing agent engagement period for a period of 24 months from the date of the transaction close.

      3. As compensation for DSI's services hereunder, Cryo-Cell will pay DSI the following:

            With respect to arranging the Financing, six percent (6%) of the Gross amount actually paid on the purchase of equity securities upon payment of such amount (including any amount committed by DSI or any of its affiliates), such fee to be paid upon the initial funding thereof.

            Additionally, if at least $3.5 million is raised, Cryo-Cell agrees to issue Dublind Investments LLC additional warrants to purchase up to 6.5% of the common stock of Cryo-Cell, on a fully diluted basis, at a price equal to the valuation of the company done in conjunction with the financing with an expiration date of five years from the date of the closing of this financing..

      4. Cryo-Cell agrees to reimburse DP for its expenses related to the closing of any financing, including all fees and expenses of any counsel, accountants, appraisers or other experts retained from time to time by DP. Expenses related to the closing will be billed separately and paid at the time of the closing of a financing. DP will not incur expenses of more than $10,000.00 in closing expenses without the written approval of Cryo-Cell.

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      5.    Subject to Paragraph 6, Cryo-Cell shall:

            (a) Indemnify DSI and hold it harmless against any losses, claims, damages or liabilities to which DSI may become subject (A) arising in any manner out of or in connection with (i) actions taken or omitted to be taken (including any information furnished or any untrue statements made or statements omitted to be made) by Cryo-Cell or (ii) actions taken or omitted to be taken by DSI in conformity with either (x) instructions of Cryo-Cell or (y) actions taken or omitted to be taken by Cryo-Cell or (B) otherwise arising in any manner out of or in connection with DSI's rendering of services hereunder unless (in the case of indemnification pursuant to this clause (B)) it is finally judicially determined that such losses, claims, damages or liabilities arose out of the gross negligence or bad faith of DSI; and,

            (b) Reimburse DSI for any legal or other expenses incurred by it in connection with investigating, preparing to defend or defending any lawsuits, claims or other proceedings arising in any manner out of or in connection with DSI's rendering of services hereunder.

            Cryo-Cell agrees that the indemnification and reimbursement commitments set forth in this paragraph shall apply whether or not DSI is a formal party to any such lawsuits, claims or other proceedings, that DSI is entitled to retain separate counsel of its choice in connection with any of the matters to which such commitments relate and that such commitments shall extend upon the terms set forth in this paragraph to any controlling person, director, officer, employee or agent of DSI.

      6. Subject to Paragraph 5, Cryo-Cell and DSI agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph 5 is finally judicially determined to be unavailable (except with respect to indemnification pursuant to subparagraph 5
            (a) above for the reasons specified in subparagraph 5 (a) above) then (whether or not DSI is the person entitled to indemnification or reimbursement), Cryo-Cell and DSI shall contribute to the losses, claims, liabilities, damages and expenses for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to Cryo-Cell, on the one hand, and DSI, on the other, in connection with the transactions contemplated herein, subject to the limitation that in any event DSI's aggregate contribution to any such losses, claims, liabilities, damages and expenses shall not exceed the amount of fees actually received by DSI hereunder. It is hereby agreed that the relative benefits to Cryo-Cell, on the one hand, and DSI, on the other hand, with respect to any transaction or proposed transaction contemplated herein shall be deemed to be in the same proportion as (i) the total value paid or received or contemplated to be paid or received by Cryo-Cell or its security holders in the transactions or from the services contemplated herein bears to (ii) the fee actually paid to DSI with respect to such transaction.

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      7.    Any advice to be provided by DSI under this Agreement shall not be disclosed to third parties without DSI's prior approval.

      8. Cryo-Cell agrees that upon completion of the financing DSI has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to Cryo-Cell subject to Cryo-Cell's review and approval which shall not be unreasonably withheld

      9. We understand, and you agree, that there are no brokers, representatives or other persons who have an interest in compensation due to DSI from the services and transactions contemplated herein.

      10. Cryo-Cell agrees to provide DSI all financial and other information requested by DSI, and provide reasonable access to appropriate Cryo-Cell personnel for the purposes of DSI's assignment hereunder. DSI shall be entitled to rely upon and assume, without independent verification, the accuracy and completeness of all information that is available from public sources and of all information that has been furnished to it by Cryo-Cell, and shall have no obligation to verify the accuracy or completeness of any such information.

      11.   This Agreement may not be amended or modified except in writing.

      12. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      13. Cryo-Cell agrees not to enter into a similar agency agreement during the term of this agreement. 14. If the foregoing correctly sets forth the understanding and agreement among DSI, DP and Cryo-Cell, please so indicate in the space provided for that purpose below and please return, together with a check for $5,000.00 for the first phase of the engagement covering the preparation of a business plan and offering memo, an executed counterpart of this letter to DSI, whereupon this letter shall constitute a binding agreement. By signing this agreement Cryo-Cell hereby acknowledges that this agreement has been duly authorized by its Board and does not conflict with any other agreement that it is now party or subject to.

Sincerely,                                Agreed & Accepted:

/s/ CHARLES J. LINDSEY                    /s/ DAN RICHARD
----------------------                    -------------------------------------
Charles J. Lindsay                        Dan Richard - Chief Executive Officer
President                                 Dated: FEBRUARY 19, 1999

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                          CRYO-CELL INTERNATIONAL, INC.

                                   TERM SHEET
                           SUMMARY OF PRINCIPAL TERMS

Issuer:                                     CRYO-CELL International, Inc.

Security:                                   $7,000,000 of preferred stock with
                                            warrants

Maturity:                                   The preferred shares will mature on
                                            April 1, 2006

Dividend:                                   Quarterly, in cash or kind, at the
                                            option of the Company, until April
                                            1, 2001 and thereafter in cash only,
                                            at the rate of 7.5% per annum,
                                            payable in arrears.

Callability:                                The preferred shares will be
                                            callable at issue price plus accrued
                                            dividends, if any, on 30 days notice
                                            at the option of the Company, at any
                                            time.

Ranking: The preferred shares will rank senior to all obligations of the Company with a carve-out for a mutually agreeable working capital facility when and if needed.

Covenants:                                  The preferred shares will have
                                            financial covenants that are
                                            standard and typical for this type
                                            of financing, including but not
                                            limited, to restrictions on the
                                            issuance of additional indebtedness,
                                            minimum net capital requirements,
                                            and a negative pledge on any asset
                                            sales unless approved.

Warrants:                                   The preferred shares will have
                                            detachable warrants for the purchase
                                            of $7,000,000 of the Company's
                                            common stock at the rate of common
                                            shares to warrants based upon the 20
                                            day average closing price of the
                                            Company's common shares prior to the
                                            close of this transaction. Dublind
                                            will agree to market the warrants at
                                            a 10% conversion premium to the
                                            common share price, but the Company
                                            acknowledges and agrees to accept a
                                            transaction based upon a 0% premium
                                            to the common shares price if
                                            dictated by the marketplace.

                                            Additionally, Dublind agrees not to
                                            bind CRYO-CELL to any transaction
                                            that would require the Company to
                                            accept a conversion rate below $2.00
                                            should the common share price trade
                                            down below that level.

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Warrant                                     Conversion: The warrants will be
                                            convertible into $7,000,000 of the
                                            Company's common stock at the
                                            conversion price at any time at the
                                            option of the holder. The warrants
                                            will be callable at any time at the
                                            option of the Company, should the
                                            closing price of the Company's
                                            common shares be higher than $7.50
                                            per share for 20 consecutive trading
                                            days.

Other Rights:                               Quarterly financial reports
                                            One representative to the Company's
                                            Board of Directors

Legal and Due Diligence:                    Costs to be paid by the Company

The above mentioned terms and conditions constitute CRYO-CELL International, Inc.'s marketing instructions to Dublind Securities and CRYO-CELL's commitment to issue the described securities upon the submission by Dublind Securities of such an acceptable term sheet from an investor(s). By your signature below you acknowledge that CRYO-CELL's Board of Directors has authorized this transaction and that this marketing mandate does not conflict with any other capital raising activities.

/s/ DANIEL D. RICHARD
---------------------
Daniel D. Richard - CEO
Dated: 2/22/99